Exhibit (h)(2)

DISTRIBUTION SERVICES AGREEMENT

THIS AGREEMENT made this 28th day of September, 2023, by and between Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., a Canada limited partnership (the “Adviser”), and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Distributor and Brookfield Infrastructure Income Fund, Inc. (the “Fund”) have entered into a distribution agreement dated as of September 28, 2023 (the “Distribution Agreement”) whereby the Distributor acts as the principal underwriter of the Fund; and.

WHEREAS, the Adviser has agreed to compensate the Distributor to the extent that the Fund is not authorized to so compensate the Distributor.

NOW THEREFORE, the Adviser and the Distributor hereby agree as follows:

1.             Compensation and Expenses. The Distributor has agreed to provide the services set forth in the Distribution Agreement, which is attached hereto as Exhibit A, and the Adviser has agreed to pay the Distributor the compensation set forth in Exhibit B.

2.	Term and Termination.

(a)          This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees and expenses to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.

(b)           This Agreement may be terminated by the Adviser upon 60 days’ written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Fund; provided that prior to or on such termination date, the Adviser pay to Distributor all compensation due as of such termination date.

3.             Limitation of Liability. The Distributor shall not be liable to the Adviser for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement.

4.             Payment of Fees to Financial Intermediaries. Adviser acknowledges and agrees that the Distributor may enter into, assume, or become a party to certain agreements (“Non-Standard Dealer Agreements”) which require the Distributor to pay fees or make payments in excess of funds made available to the Distributor through the Fund’s Distribution and Servicing Plan (“Fees”). To the extent that the Distributor is required to pay Fees under any Non-Standard Agreement, the Adviser hereby agrees to make all such payments. Adviser hereby agrees to pay all such Fees required pursuant to such Non-Standard Agreements, including the reimbursement of any costs and expenses of the applicable financial intermediary, to the Distributor at least 10 days in advance of the date on which such payments are due from Distributor to the applicable financial intermediary, or in the alternative, to pay such Fees directly to the applicable financial intermediary on or before the date on which such payments are due.

5.             Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) If to the Adviser:
Quasar Distributors, LLC	Brookfield Asset Management PIC Canada, LP
Attn: Legal Department	Attn: Brookfield Infrastructure Group Re: BII
Three Canal Plaza, Suite 100	250 Vesey Street, 15th Floor
Portland, ME 04101	New York, NY 10281-1010
Telephone: (207) 553-7110
Email: legal@foreside.com	With a copy to:

Brookfield Public Securities Group LLC
Attn: Registered Funds Legal Group
250 Vesey Street, 15th Floor
New York, NY 10281-1010
Email: registeredfunds@brookfield.com
Telephone: (855) 777-8001

6.             Transfer Agent

The Distributor and the Adviser agree that in the course of the Distributor’s services that the Distributor may need information from time to time from the transfer agent (“Transfer Agent”) as depicted below. The Adviser shall promptly notify the Distributor in writing of any changes to the Transfer Agent or its contact information.

SS&C Global Investor & Distribution Solutions, Inc.

430 W 7th Street, Suite 219204

Kansas City, Missouri 64105-1407

ALTRMIntake1@sscinc.com

7.             Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to the Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.              Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

9.	Miscellaneous.

(a)           Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)           This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)           This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)           No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)           Invoices for fees and expenses due to Distributor hereunder and as set forth in Exhibit B hereto shall be sent by Distributor to the address furnished above in Section 5(ii) unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Distributor).

(g)          This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

Brookfield Asset Management Private Institutional Capital (Canada), L.P., by its general partner, Brookfield Infrastructure GP ULC		Quasar Distributors, LLC

By:	/s/ David Krant	By:	/s/ Teresa Cowan
Name:	David Krant	Name:	Teresa Cowan
Title:	Senior Vice President	Title:	President
Date:	October 3, 2023	Date:	10.4.23

EXHIBIT A

Distribution Agreement

A-1

EXHIBIT B

Compensation

DISTRIBUTION SERVICES FEES

Name	Price		Term

Implementation Fee	$5,000.00		One-time service
Payable upon execution

Legal Underwriting - Closed-End Interval Funds	Asset fee[1], subject to an annual minimum of $15,000 per Fund.		Annually recurring

Asset fee breakdown:

	Up to $500 MM:	0.50 basis point

	$500 MM to $1B:	0.30 basis point

	Over $1B:	0.10 basis point

Review of Fund Marketing	$125 standard review		Standard fee per communication
Material			piece for the first 10 pages
(minutes if audio or video)
$10 per page/minute
Fee after 10 pages/minutes
Expedited fee per
$600 expedited review
communication piece requiring
24 hour expedited review for the
first 10 pages (minutes if audio
or video)
Fee after 10 pages/minutes
$25 per page/minute
(expedited)

1Asset Fee based on total assets in the Fund (calculated and billed monthly).

Recurring fees are subject to standard 5% annual increase.

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with the services provided pursuant to the Distribution Agreement. Such expenses may include, without limitation, regulatory filing fees; marketing materials regulatory review fees; communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

B-1

Notes:

➢	Fees will be calculated and payable monthly.